UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 21, 2009

Jarden Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-13665	35-1828377
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

555 Theodore Fremd Avenue, Rye, New York	10580
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (914) 967-9400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

As previously announced on April 16, 2009, the Board of Directors (the “Board”) of Jarden Corporation (the “Company”) approved the early termination, effective November 18, 2009, of the Company’s Stockholder Rights Plan (the “Plan”), which was adopted in November 2008. The rights distributed pursuant to the Plan otherwise would have expired on November 19, 2011. The Board has indicated that it does not intend to extend the Plan beyond the announced termination date; however, in the event the Board later decides to permit the Plan to continue beyond the early termination date, the Company has committed to submit the Plan to a vote of the Company’s stockholders at the 2010 Annual Meeting of Stockholders.

In addition, in response to questions from the investment community in advance of the Company’s upcoming 2009 Annual Meeting of Stockholders (the “2009 Annual Meeting”), the Company wishes to clarify its position relative to repricing of options. Under the terms of the proposed Jarden Corporation 2009 Stock Incentive Plan (the “Stock Incentive Plan”), the approval of which is subject to a vote of the Company’s stockholders at the upcoming 2009 Annual Meeting, options granted under the Stock Incentive Plan may not be repriced, replaced or regranted through cancellation or by lowering the exercise price of a previously granted award without prior approval of the Company’s stockholders (except for adjustments upon the occurrence of certain extraordinary corporate transactions). Although Section 15 of the proposed Stock Incentive Plan provides that the Company may buy back option awards previously granted with payment in cash, shares or other consideration, the Company has not repriced or repurchased options under its existing stock incentive plan, and it is not management’s intention to use the provisions of the proposed Stock Incentive Plan allowing the repurchase of awards to effectively reprice options without a vote of the Company’s stockholders. Accordingly, the Company has adopted a policy that it will not repurchase underwater options (i.e., those options with an exercise price above the then-current market price of the Company’s common stock) under the Stock Incentive Plan for cash, shares or other consideration.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 21, 2009

JARDEN CORPORATION

By:	/s/ John E. Capps
Name:	John E. Capps
Title:	Senior Vice President, General Counsel and Secretary